Exhibit 99.1

Sono-Tek Announces Preliminary Fiscal Year 2017 Results and First Quarter 2018 Sales Guidance

(March 17, 2017 - Milton, NY) Sono-Tek Corporation (OTCQX: SOTK) today announced preliminary sales of $9,725,000 for the fiscal year ended February 28, 2017, compared to sales of $11,834,000 for the previous fiscal year, a decrease of $2,109,000 or 18%. However, during fiscal year 2017, the Company showed positive revenue gains in each quarter when compared to a slow first quarter. The current year’s sales decrease was primarily due to decreases in sales of float glass line coating equipment, combined with a strong U.S. dollar and slower sales to China. Some of the Company’s opportunities in China have been negatively impacted by China’s 2015 implementation of a “China First” policy that focuses on developing internal companies and products with government assistance to create technology that competes with foreign suppliers. Based on current backlog, shipments, and proposals, the Company is expecting to report increased sales for the first quarter of the new fiscal year (March-May 2017) compared to last year’s first quarter. The Company is targeting growth in revenues for fiscal year 2018 based on several new products and applications, as well as the improving tax and regulatory climate anticipated in the U.S.

The Company expects to report income before taxes of $66,000 for the year ended February 28, 2017 compared to $742,000 for the year ended February 28, 2016. The Company’s results will be finalized once the independent audit is completed in May 2017. During fiscal 2017, the Company chose to continue its spending for new product development and associated sales and marketing, even though it was experiencing a decrease in sales. The Company believes that continued investment is the correct strategy to advance its technology market expansion opportunities.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We are pleased with the ongoing strength of our business, as evidenced by generating over $600,000 of expected additional cash and cash equivalents in a year of reduced sales and income, while also continuing our technology and market developments. Much of our cash generation and increasing balance sheet strength is attributed to the implementation of a successful LEAN program this past year. This program has resulted in a significant reduction in the inventory levels needed in our business, which led to the improvement in our cash position.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, the completion and results of the audit of Sono-Tek’s results of operations for the year ended February 28, 2017; general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; improving U.S. tax and regulatory conditions; continued implementation of LEAN manufacturing and successful reduction of inventory; continued investment in new products and their timely development and market acceptance; adequacy of financing; capacity additions, the ability to enforce patents, maintenance of order backlog, consummation of order proposals, and the ability to achieve increased sales volume and improved cash flows at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.